Exhibit 99.1

FOR IMMEDIATE RELEASE

For more information, contact:

Kevin P. Bagby

Vice President and CFO

330/856-2443

STONERIDGE REPORTS SECOND-QUARTER 2003 RESULTS

WARREN, Ohio – July 24, 2003 – Stoneridge, Inc. (NYSE: SRI) today announced sales of $155.0 million and earnings of $6.3 million, or $0.28 per diluted share, for the second quarter ended June 30, 2003.

Net sales decreased $17.0 million to $155.0 million compared with $172.0 million for the second quarter of 2002. The decrease in sales was primarily due to lower vehicle build rates in the Company’s markets and reduced sales from an exited product line.

Net income for the second quarter was $6.3 million, or $0.28 per diluted share, compared with $6.8 million, or $0.30 per diluted share, for the second quarter of 2002. Second-quarter 2002 results included a non-cash loss on extinguishment of debt of $3.6 million, or $0.16 per share, after applicable income taxes, in connection with the Company’s debt refinancing.

“The commercial and light vehicle markets remained sluggish during the quarter, especially in North America. In this continually challenging environment, our people remain focused on improving our cost structure and generating cash flow,” said Cloyd J. Abruzzo, president and chief executive officer. “While we are not anticipating near-term improvement in industry conditions, we are committed to further strengthening and growing our business.”

For the six months ended June 30, 2003, net sales were $314.6 million, a decrease of 4.6 percent, compared with $329.8 million in the same period of 2002. Net income for the six months ended June 30, 2003 was $13.3 million, or $0.59 per diluted share, compared with a loss of $57.4 million or $2.54 per diluted share in the comparable 2002 six-month period.

Income before cumulative effect of accounting change for the six months ended June 30, 2003 was $13.3 million, or $0.59 per diluted share, compared with $12.4 million, or $0.55 per diluted share, for the corresponding period in 2002. Effective January 1, 2002, as a result of the adoption of SFAS 142, the Company recorded as a cumulative effect of a change in accounting principle, a non-cash charge of $69.8 million, or $3.09 per diluted share, after applicable income taxes, to write off a portion of the carrying value of goodwill. In addition, in 2002, the Company recognized a net of tax loss on extinguishment of debt of $3.6 million, or $0.16 per diluted share, related to the Company’s debt refinancing. These non-cash charges did not affect the Company’s income from operations.

Outlook

The Company reaffirmed that it expects to earn $0.90 to $0.95 per diluted share for the full year of 2003. In addition, Stoneridge anticipates third-quarter net income to be in the range of $0.13 to $0.15 per diluted share.

Conference Call on the Web

A live Internet broadcast of Stoneridge’s conference call regarding 2003 second-quarter results can be accessed at 10 a.m. Eastern time on Thursday, July 24, 2003, at www.stoneridge.com or www.vcall.com, both of which will offer a webcast replay.

About Stoneridge, Inc.

Stoneridge, Inc., headquartered in Warren, Ohio, is a leading independent designer and manufacturer of highly engineered electrical and electronic components, modules and systems principally for the automotive, medium- and heavy-duty truck, agricultural and off-road vehicle markets. Sales in 2002 were approximately $637 million. Additional information about Stoneridge can be found on the World Wide Web at www.stoneridge.com.

Forward-Looking Statements

Statements in this release that are not historical fact are forward-looking statements, which involve risks and uncertainties that could cause actual events or results to differ materially from those expressed or implied in this release. Factors that may cause actual results to differ materially from those in the forward-looking statements include, among other factors, the loss of a major customer, a decline in automotive, medium- and heavy-duty truck or agricultural vehicle production, the failure to achieve successful integration of any acquired company or business, labor disputes involving the Company or its significant customers, risks associated with conducting business in foreign countries, or a decline in general economic conditions. In addition, this release contains time-sensitive information that reflects management’s best analysis only as of the date of this release. Stoneridge does not undertake any obligation to publicly update or revise any forward-looking statements to reflect future events, information or circumstances that arise after the date of this release. Further information concerning issues that could materially affect financial performance related to forward-looking statements contained in this release can be found in Stoneridge’s periodic filings with the Securities and Exchange Commission.

Stoneridge, Inc.

Condensed Consolidated Operating Results

(In thousands, except per share data)

	Three Months Ended June 30, (Unaudited)		Six Months Ended June 30 (Unaudited)
	2003	2002	2003	2002
Net Sales	$155,025	$172,044	$314,583	$329,788
Operating Income	16,332	25,317	33,469	42,990
Interest expense, net	6,592	8,154	13,753	16,776
Loss on extinguishment of debt	—	5,771	—	5,771
Other expense, net	695	859	7	988
Income Before Income Taxes and Cumulative Effect of Accounting Change	9,045	10,533	19,709	19,455
Provision for Income Taxes	2,714	3,714	6,372	7,059
Income Before Cumulative Effect of Accounting Change	6,331	6,819	13,337	12,396
Cumulative Effect of Accounting Change, net of tax	—	—	—	(69,834)
Net Income (Loss)	$6,331	$6,819	$13,337	$(57,438)
Basic Net Income (Loss) Per Share:
Income Before Cumulative Effect of Accounting Change	$0.28	$0.30	$0.60	$0.55
Cumulative Effect of Accounting Change, net of tax	—	—	—	(3.11)

Basic Net Income (Loss) Per Share	$0.28	$0.30	$0.60	$(2.56)
Diluted Net Income (Loss) Per Share:
Income Before Cumulative Effect of Accounting Change	$0.28	$0.30	$0.59	$0.55
Cumulative Effect of Accounting Change, net of tax	—	—	—	(3.09)

Diluted Net Income (Loss) Per Share:	$0.28	$0.30	$0.59	$(2.54)
Basic Weighted Average Shares Outstanding	22,402	22,399	22,402	22,399
Diluted Weighted Average Shares Outstanding	22,644	22,646	22,623	22,596

Stoneridge, Inc.

Condensed Balance Sheet Items

(In thousands)

	June 30, 2003 (Unaudited)	December 31, 2002 (Audited)
Current Assets	$188,848	$175,675
Property, Plant and Equipment, net	108,031	111,838
Goodwill, net	255,292	255,292
Total Assets	581,542	571,127
Current Liabilities	102,951	90,213
Non-Current Portion of Term Debt	228,181	248,918
Total Liabilities	350,394	355,225
Shareholders’ Equity	$231,148	$215,902